Exhibit 99.1

 International Shipholding Corporation Reports First Quarter Results

    NEW ORLEANS--(BUSINESS WIRE)--April 24, 2003--International Shipholding Corporation (NYSE:ISH) today reported results for the quarter ended March 31, 2003. Net income for the first quarter of 2003 was $2.994 million as compared to a net loss of $920,000 for the first quarter of 2002.
    Improvement in the current quarter occurred in several areas of the Company's operations. Improved results were achieved in the first quarter of 2003 in both of the Company's liner services and its Rail/Ferry Service primarily as a result of higher cargo volumes in the current period.
    Additionally, the Company's Coal Carrier operating in the coast-wise trade was utilized for the full quarter under its basic time charter contract as compared to the same quarter of the previous year when it was out of service fourteen days for repairs and during which it operated fifty-two days in the spot market at lower rates as compared to its base charter. The vessel's base charter covers about 67% of its operating days with the balance of its time spent in the spot commercial market.
    During the first quarter of 2003, the Company realized a before tax gain of approximately $1.26 Million resulting from the retirement at a discount of approximately $7.9 Million of its 7.75% Unsecured Notes scheduled to mature in 2007. Early retirements of other debt during the past twelve months resulted in reduced interest expense for the first quarter of 2003 as compared to the same quarter of the prior year. The Company also experienced relatively lower Administrative and General Expenses in the current quarter since the same quarter of the prior year included severance payments related to non-recurring staff reductions.
    Certain statements made in this release on behalf of the Company that are not based on historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about future events and are therefore subject to risks and uncertainties. The Company cautions readers that certain important factors have affected and may affect in the future the Company's actual consolidated results of operations and may cause future results to differ materially from those expressed in or implied by any forward-looking statements made in this release on behalf of the Company. A description of certain of these important factors is contained in the Company's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2002.
    The common stock of International Shipholding Corporation is traded on the New York Stock Exchange with the symbol ISH.
    Unaudited results for the period indicated along with prior year results are (in thousands except share and per share data):


                                                  Three Months Ended
                                                  Mar. 31,   Mar. 31,
                                                   2003       2002
                                                 ---------- ----------
Revenues                                           $61,253    $57,437
Subsidy Revenue                                      3,553      3,015
                                                 ---------- ----------
                                                    64,806     60,452
                                                 ---------- ----------
Operating Expenses:
     Voyage Expenses                                49,618     49,693
     Vessel and Barge Depreciation                   4,654      4,830
     Impairment Loss                                     -         54
                                                 ---------- ----------

Gross Voyage Profit                                 10,534      5,875
                                                 ---------- ----------

Administrative and General Expenses                  4,011      4,446
(Gain) Loss on Sale of Other Assets                     (4)        20
                                                 ---------- ----------

     Operating Income                                6,527      1,409
                                                 ---------- ----------

Interest and Other:
     Interest Expense                                3,481      4,620
     Investment Income                                (228)      (312)
     Other Income                                      (22)    (1,282)
     (Gain) Loss on Early Extinguishment of Debt    (1,260)        48
                                                 ---------- ----------
                                                     1,971      3,074
                                                 ---------- ----------

Income (Loss) Before Provision (Benefit) for
 Income Taxes and Equity in Net Income
  of Unconsolidated Entities                         4,556     (1,665)
                                                 ---------- ----------

Provision (Benefit) for Income Taxes                 1,629       (576)
                                                 ---------- ----------

Equity in Net Income of Unconsolidated Entities
     (Net of Applicable Taxes)                          67        169
                                                 ---------- ----------

Net Income (Loss)                                   $2,994      $(920)
                                                 ========== ==========

Basic and Diluted Earnings (Loss) Per Share:
     Net Income (Loss)                               $0.49     $(0.15)
                                                 ========== ==========


Weighted Average Shares of Common Stock
 Outstanding                                     6,082,887  6,082,887

    CONTACT: International Shipholding Corporation
             Niels W. Johnsen, 212/943-4141
             or
             Erik F. Johnsen, 504/529-5461